UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 10, 2016, Farmer Bros. Co. issued the following statement.

Farmer Bros. Co. Issues Statement Regarding

False Assertions by the Waite Group

The Waite Group Attempts to Distract Stockholders from its Unqualified, Hand-Picked Nominees in Effort to Take Control of the Farmer Bros. Board and Company

FT. WORTH, Texas – November 10, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today issued the following statement in response to a letter published by the Carol Farmer Waite Stockholder Group (the “Waite Group”):

Farmer Bros. is led by an independent and highly qualified Board of Directors, with superior industry and operational expertise that is driving the Company’s successful turnaround plan, and delivering superior value to all Farmer Bros. stockholders. Contrary to the Waite Group’s false assertions, Randy E. Clark and Christopher P. Mottern are trained accountants, with each having been certified as a CPA, in addition to their many years serving as CEOs and in other senior executive roles in the food industry.

Mr. Clark was appointed and elected to the Board due to his leadership as a former CEO, extensive background and experience in the foodservice business, and his accounting and financial expertise, among other skills and qualifications. In 2012, Jeanne Farmer Grossman, current director and sister of Carol Farmer Waite, recommended Mr. Clark to the then-Chairman of the Board, Guenter W. Berger, who subsequently brought Mr. Clark to the attention of the Nominating Committee. Mr. Clark’s qualifications include:

•	Receiving a CPA certification in 1978 and receiving a Masters in Science of Accounting from Kent State

•	Earning a Doctorate in Organizational Leadership from Pepperdine University

•	Teaching Accounting and Marketing at the Master’s College in Santa Clarita, California and Accounting at Pepperdine

•	Consulting for multiple private equity groups in the food industry since 2009

•	Serving in Chief Executive and other leadership roles at a number of companies in the food industry such as President and Chief Executive Officer of Border Foods, Inc., as Chief Executive Officer of Fruit Patch, Inc., as President and Chief Executive Officer of Mike Yurosek & Son, LLC, and as Vice President, Sales, Marketing and Production with William Bolthouse Farms

Mr. Mottern was appointed and elected to the Board due to his leadership as a former CEO, experience in the foodservice business, including directly relevant expertise in the coffee industry, and his financial and accounting experience which allowed him to serve on the Audit Committee. He qualifies as an audit committee financial expert under applicable SEC rules due to his many years of experience as a Chief Executive Officer, controller and finance executive. In these roles, Mr. Mottern has been responsible for or overseen the preparation and reporting of financial statements for decades. Mr. Mottern was brought to the attention of the Nominating Committee and the Board by leading independent search consultant Leadership Capital Partners, LLC in 2013. The Board conducted a lengthy interview process in which eight candidates were considered and vetted by the full Board, which included directors who were appointed by the previous Farmer family regime or were long-term employees of Farmer Bros. as well as Jeanne Farmer Grossman, sister of Carol Farmer Waite. Mr. Mottern’s qualifications include:

•	Receiving a CPA certification from the State of Connecticut in 1971 after receiving an undergraduate degree in Accounting from the University of Connecticut

•	Working at Peat, Marwick & Mitchell Public Accountants, a predecessor to KPMG

•	Serving in Controller or Vice President Finance roles at a number of companies in the food and beverage industry such as Heublein Wines and E&J Gallo

•	Serving as President and Chief Executive officer for five years and a board member for seven year for Peet’s Coffee & Tea, Inc., along with holding Chief Executive and other leadership roles at food and beverage industry companies such as Heublein Wines and Capri Sun, Inc.

•	Serving as a board member for companies including Bell Carter Foods, Flexible Packaging International and Coen, Inc., where he was also Finance Committee Chairman

The Waite Group ignores the decades of directly relevant finance and accounting expertise brought to the Board by Messrs. Clark and Mottern. Instead, the Waite Group bases its letter on the Company’s use of “is” versus “was” when referring to Messrs. Clark’s and Mottern’s CPA status in their biographies.

In stark contrast, the Waite Group’s nominees lack the qualifications or experience necessary to protect the interests of all stockholders and have deep personal ties to the Farmer family that would undermine the independence of the Board. Jennifer Gonzalez-Yousef is a personal friend of Suzanna Waite, wife of Jonathan Waite and the daughter-in-law of Carol Farmer Waite, and would bring no skills or expertise to the Board that are not already better represented by its current directors. Tom Mortensen is a former Farmer Bros. employee, having joined when Roy E. Farmer led the Company, has no C-level experience and would be unable to serve on any of the Board’s standing committees as he would not be considered “independent” under NASDAQ standards. John Samore, Jr. served on the Board from 2003 to 2007, overlapping with Carol Farmer Waite’s tenure on the Board for two years, and during his tenure, Farmer Bros. experienced declines in both revenue and profitability as well as a 28% decline in stock price.i

The Waite Group is attempting to distract stockholders from the fact that it has offered no plan for the future of Farmer Bros. and that it is singularly focused on taking over the Board for personal interest and without paying a control premium to all Farmer Bros. stockholders. The Waite Group misleads stockholders by claiming that the election of its nominees will constitute a minority on the Board when, in reality, three of the seven directors currently on the Board are either a member of the Farmer family or serve on the Board as a result of Farmer family actions or requests. The election of any of the Waite Group’s nominees, combined with Farmer family representatives already on the Board and the potential resignation of at least one current board member if the Waite Group nominees are elected, would effectively change control of the Board and Farmer Bros.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying proxy card, and any other documents filed by the Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Copies are also be available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	Source: FactSet as of 04/30/2003 to 12/06/2007